UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2010

Sinoenergy Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-34131	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District,
Beijing China, 100107
(Address of principal executive offices)

Registrant’s telephone number, including area code:	86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 29, 2010. Sinoenergy Corporation (the “Company”) entered into an amended and restated agreement and plan of merger (the “Amended Agreement”) with Skywide Capital Management Limited (“Skywide”) and its wholly-owned subsidiary, SNEN Acquisition Corp. (the “Acquisition Subsidiary”). The restated agreement restated and amended the terms of the agreement and plan of merger (the “Original Agreement”) between the Company and Skywide dated October 12, 2009.

The Amended Agreement did not change the consideration payable to the Company’s shareholders.  Pursuant to the both the Original Agreement and the Amended Agreement, upon the effectiveness of the merger, each issued and outstanding share of the Company’s common stock, other than shares owned by Skywide, will automatically become and be converted into the right to receive $1.90 per share, and each option or warrant with an exercise price which is less than $1.90 per share will receive, upon cancellation of the warrant or option, the amount by which $1.90 exceeds the exercise price.

The Restated Agreement provides for a structural change in the manner in which the merger will be completed.  Under the Original Agreement, the Company was to be merged into Skywide.  The Restated Agreement provides that the Acquisition Subsidiary will be merged into the Company with the result that the Company will become a wholly-owned subsidiary of Skywide.

In addition to the change in structure, the Amended Agreement also modified the terms of the merger agreement as follows:

•
Skywide agreed that, during the 12 months following the effective time of the merger, it will not (a) sell, assign, transfer or otherwise dispose of more than 19.9% of the Company’s outstanding shares of capital stock; (b) cause the Company to merge with an into any corporation or other entity or liquidate; or (c) cause the Company or any of its Subsidiaries to sell or otherwise dispose of all or substantially all of its assets, other than in the ordinary course of its business.

•
The provision in the merger agreement that provided that the Company’s board of directors would not recommend a superior proposal to its shareholders without first giving Skywide notice and an opportunity make a revised offer was deleted.

•
The provision which provided for the Company to pay Skywide a termination fee of $500,000 in the event that the Company terminated the agreement under certain conditions, including the acceptance of a superior proposal, was replaced by a provision which limits the fee to the lesser of Skywide’s actual expenses or 3% of the maximum amount of merger consideration payable to the Company’s shareholders plus the maximum consideration payable to the holders of options and warrants with an exercise price less than $1.90.

•
The provision which provided for Skywide to pay the Company $500,000 in the event that Skywide terminated the agreement under certain conditions was amended to limit the payment to the Company to its expenses.

Skywide, which is owned by the Company’s chairman, Mr. Tianzhou Deng, and its president, Mr. Bo Huang, is the Company’s largest shareholder, owning 6,277,102 shares of common stock, representing approximately 39.06% of the Company’s common stock.

Under Nevada law, the merger requires the affirmative vote of the holders of a majority of the outstanding shares of common stock.  Skywide will vote its shares in favor of the merger.

The Amended Agreement was approved by the board of directors (with Mr. Deng and Mr. Huang not participating), upon the recommendation of a special committee of the board which was comprised solely of independent directors.

As a result of the merger, the Company will cease to exist as a separate corporation, and its common stock will no longer be publicly traded.

Item 8.01 Other Events

On March 5, 2010, counsel for the Company and the directors who are members of the special committee entered into a memorandum of understanding with respect to the settlement of the four putative class actions commenced against the Company and its directors.  The actions were commenced (i) in the Supreme Court of the State of New York, Nassau County, by Stephen Trecaso and Linda Watts against the Company and its directors and (ii) in the Eighth Judicial District Court of the State of Nevada in and for Clark County against the Company, its directors and Skywide. The plaintiffs in the four Nevada actions are Johan L. Stoltz, Robert E. Guzman, Carol Karch, and Robert Grabowski.  No parties other than the Company and Robert I. Adler, in all actions, and Greg Marcinkowski, in the Nevada actions, were served.

The memorandum of understanding provides for the settlement of all of the actions, subject to the satisfaction of customary conditions, including the completion of appropriate documentation and the issuance of all necessary court approvals.  The memorandum of understanding does not require any change in the economic terms of the merger. Pursuant to the memorandum of understanding, the Company will include additional disclosure in its proxy material relating to the approval of the merger.  The memorandum of understanding provides that counsel for plaintiffs will make an application for legal fees in an amount not exceeding $470,000.

Item 9.01  Financial Statements and Exhibits.

Exhibits

99.1	Amended and Restated Agreement and Plan of Merger by and among Skywide, the Acquisition Subsidiary and the Company dated March 29, 2010

99.2	Press release issued April 6, 2010 relating to the amended and restated merger agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION
(Registrant)

Date: April 6, 2010	/s/ Shiao Ming Sheng
Shiao Ming Sheng, Chief Financial Officer